Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BETWEEN

DRILLING & XTRACTION, L.P.

OLOMA ENERGY, LP

WESTHOFF RANCH, LP

COOKIN WITH GAS, LP

JC 2 UNDER PAR, LP

and

McDOWELL PARTNERS, LP

AS SELLERS

AND

WHITTIER ENERGY COMPANY

AS BUYER

i

Section 17.13	Audit Rights	33
Section 17.14	Counterpart Execution	33

EXHIBITS AND SCHEDULES

Exhibit A – Subject Interests (Listing of Leases)

Exhibit B – Wells and Interests

Exhibit C – Allocated Values

Exhibit D – Assignment and Bill of Sale

Schedule 1.03 – Excluded Assets

Schedule 5.06 – Existing Claims and Litigation

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 1st day of May, 2006, by and between Drilling & Xtraction, L.P., a Texas limited partnership, Oloma Energy, LP, a Louisiana limited partnership, Westhoff Ranch, LP, a Texas limited partnership, Cookin’ With Gas, LP, a Texas limited partnership, JC 2 Under Par, LP, a Texas limited partnership, and McDowell Partners, LP, a Texas limited partnership, (individually each a “Sellers” and collectively, “Sellers”) and Whittier Energy Company, a Nevada corporation (the “Buyer”). Buyer and Sellers are collectively referred to herein as the “Parties”, and are sometimes referred to individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Sellers are willing to sell to Buyer, and Buyer is willing to purchase from Sellers, the Assets (as defined in Section 1.02), all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Sellers and Buyer hereby agree as follows:

Article I
Assets

Section 1.01           Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from Sellers, and Sellers agree to sell to Buyer an undivided 75% interest in the Assets, from the surface to a drill depth of 7,500 feet, and an undivided 18.75% interest in the Assets, from a drill depth below 7,500 feet.

Section 1.02           Assets. Subject to Section 1.03 and limitations set forth in Exhibits A and B described below, the term “Assets” shall mean all of Sellers’ right, title and interest in and to:

(a)           the leasehold estates in and to the oil, gas and mineral leases described or referred to in Exhibit A (the “Leases”) and any overriding royalty interests in and to the lands covered by the Leases, assignments and other documents of title described or referred to in Exhibit A, all as more specifically described in Exhibit A (collectively, the “Subject Interests,” or singularly, a “Subject Interest”);

(b)           all rights incident to the Subject Interests, including, without limitation, (i) all rights with respect to the use and occupation of the surface of and the subsurface depths under the Subject Interests; (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof, including all Hydrocarbons (as defined in Subsection (d) of this Section 1.02) production after the Effective Time (as defined in Section 2.04) attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;

(c)           to the extent assignable or transferable, all easements, rights-of-way, surface leases, servitudes, permits, licenses, franchises and other estates or similar rights and privileges directly related to or used solely in connection with the Subject Interests (the “Easements”), including, without limitation, the Easements described or referred to in Exhibit A;

(d)           to the extent assignable or transferable, all personal property, equipment, fixtures, inventory and improvements located on or used in connection with the Subject Interests and the Easements or with the production, treatment, sale, or disposal of oil, gas or other hydrocarbons (collectively, “Hydrocarbons”), byproducts or waste produced therefrom or attributable thereto, including, without limitation, all wells located on the lands covered by the Subject Interests or on lands with which the Subject Interests may have been pooled, communitized or unitized (whether producing, shut in or abandoned, and whether for production, injection or disposal), including, without limitation, the wells described in Exhibit B, wellhead equipment, pumps, pumping units, flowlines, gathering systems, piping, tanks, buildings, treatment facilities, injection facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery (collectively, “Personal Property”);

(e)           to the extent assignable or transferable, all contracts, agreements and other arrangements that directly relate to the Subject Interests, the Leases or the Easements, including, without limitation, production sales contracts, farmout agreements, operating agreements, service agreements and similar arrangements (collectively, the “Contracts”);

(f)            to the extent assignable or transferable, copies of all books, records, files, muniments of title, reports and similar documents and materials, including, without limitation, lease records, well records, and division order records, well files, title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Assets), contracts and contract files, correspondence, that relate to the foregoing interests in the possession of, and maintained by, Sellers (collectively, the “Records”); and

(g)           all geological and geophysical data relating to the Subject Interests, other than such data that is interpretive in nature or which cannot be transferred without the consent of or payment to any Third Party. For purposes of this Agreement, “Third Party” means any person or entity, governmental or otherwise, other than Sellers or Buyer, and their respective affiliates; the term includes, but is not limited to, working interest owners, royalty owners, lease operators, landowners, service contractors and governmental agencies.

Section 1.03           Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby

(collectively, the “Excluded Assets”): (a) all credits and refunds and all accounts, instruments and general intangibles (as such terms are defined in the Texas Uniform Commercial Code) attributable to the Assets with respect to any period of time prior to the Effective Time; (b) all claims of Sellers for refunds of or loss carry forwards with respect to (i) ad valorem, severance, production or any other taxes attributable to any period prior to the Effective Time, (ii) income or franchise taxes, or (iii) any taxes attributable to the other Excluded Assets, and such other refunds, and rights thereto, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including refunds of amounts paid under any gas gathering or transportation agreement; (c) all proceeds, income or revenues (and any security or other deposits made) attributable to (i) the Assets for any period prior to the Effective Time, or (ii) any other Excluded Assets; (d) all of Sellers’ proprietary computer software, technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (e) all of Sellers’ rights and interests in geological and geophysical data that is interpretive in nature or which cannot be transferred without the consent of or payment to any Third Party; (f) all documents and instruments of Sellers that may be protected by an attorney-client privilege; (g) data and other information that cannot be disclosed or assigned to Buyer as a result of confidentiality or similar arrangements under agreements with persons unaffiliated with Sellers; (h) all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time or to any of the other Excluded Assets; (i) all corporate, partnership, income tax records of Sellers; (j) the original of all Records; and (i) in addition to the foregoing, those items, such as vehicles and certain equipment, supplies and office equipment, or any other items or property interests described on Schedule 1.03.

Article II
Purchase Price

Section 2.01           Purchase Price. The total consideration for the purchase, sale and conveyance of the Assets to Buyer is Buyer’s payment to Sellers of the sum of Nineteen Million Nine Hundred Thousand Dollars ($19,900,000) (the “Purchase Price”), as adjusted in accordance with the provisions of this Agreement. The Purchase Price shall be increased by interest on the Purchase Price from the date of this Agreement until the Closing Date (as defined in Section 10.01), calculated based on the number of calendar days and simple interest of 5% using a 365 day year (“Computed Interest”). The adjusted Purchase Price shall be paid to Sellers (or their designees) at Closing (as defined in Section 10.01) by means of a completed federal funds transfer to an account designated in writing by Sellers.

Section 2.02           Deposit. Concurrently with the execution of this Agreement by Buyer and Sellers, Buyer shall deliver to Sellers a performance guarantee deposit in the amount of five percent (5%) of the Purchase Price (the “Deposit”). The Deposit shall be paid by Buyer to Sellers by means of a completed federal funds transfer to the account of Westhoff Ranch, LP on behalf of Sellers, Account No. 0200025666, at Coppermark Bank, ABA Routing Number 111024467. The Deposit shall bear interest at the Computed Interest rate and shall be subject to the terms of this Agreement.

Section 2.03           Allocated Values. The Purchase Price is allocated among the Assets as set forth in Exhibit C attached hereto (the “Allocated Values”). Sellers and Buyer agree that the Allocated Values shall be used to compute any adjustments to the Purchase Price pursuant to the provisions of Article III and Article IV. In regards to Assets having upside potential, Exhibit C should be as specific as possible regarding target reserve formation and location.

Section 2.04           Effective Time. If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Sellers to Buyer on the Closing Date, and effective as of 7:00 a.m. local time where the Assets are located on February 1, 2006 (the “Effective Time”).

Article III
Title Matters

Section 3.01           Examination Period. Following the execution date of this Agreement until 5:00 p.m., local time in Houston, Texas on the date twenty (20) Business Days after the execution of this Agreement (the “Examination Period”), Sellers shall permit Buyer and/or its representatives to examine, at all reasonable times, in the office of Encon Services, Inc. in Abilene, Texas, all abstracts of title, title opinions, title files, ownership maps, lease files, contract files, assignments, division orders, operating and accounting records and agreements pertaining to the Assets insofar as same may now be in existence and in the possession of Sellers, subject to such restrictions on disclosure as may exist under confidentiality agreements or other agreements binding on Sellers or such data. “Business Days” means all calendar days excluding Saturdays, Sundays and U.S. legal holidays.

Section 3.02           Defensible Title and Permitted Encumbrances. For purposes of this Agreement, the term “Defensible Title” means, with respect to a given Asset, such cumulative ownership by Sellers in such Asset that, subject to and except for the Permitted Encumbrances (as defined in Subsection (d) of this Section 3.02):

(a)           entitles Sellers to receive not less than the percentage set forth in Exhibit B as Sellers’ “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from each well or unit as set forth in Exhibit B, all without reduction, suspension or termination of such interest throughout the productive life of such well, except for carried interests, production payments, reversionary interest or other changes in interest in time as specifically set forth in Exhibit B;

(b)           obligates Sellers to bear not greater than the percentage set forth in Exhibit B as Sellers’ “Working Interest” of the costs and expenses relating to the maintenance, development and operation of each well or unit as set forth in Exhibit B, all without increase throughout the productive life of such well, except for carried interests, production payments, reversionary interest or other changes in interest in time as specifically set forth in Exhibit B; and

(c)           is free and clear of all liens, encumbrances and defects in title.

(d)           The term “Permitted Encumbrances” shall mean any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(i)            the Leases, and Contracts;

(ii)           any (A) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to the maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (B) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ liens or other similar liens or charges for liquidated amounts arising in the ordinary course of business (1) that any Sellers has agreed to assume or pay pursuant to the terms hereof, or (2) for which any Sellers is responsible for paying or releasing at the Closing;

(iii)          any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business and for which any Sellers has agreed to pay pursuant to the terms hereof or which have been prorated pursuant to the terms hereof;

(iv)          the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in (including any liens or security interests created by law or reserved in oil and gas leases for royalty, bonus or rental, or created to secure compliance with the terms of) the agreements, instruments and documents that create or reserve to any Sellers its interest in the Assets, provided that such matters do not operate to reduce the cumulative Net Revenue Interests of Sellers below those set forth on Exhibit B, or increase the cumulative Working Interests of Sellers above those set forth on Exhibit B without a corresponding increase in the Net Revenue Interests;

(v)           any obligations or duties affecting the Assets to any municipality or public authority with respect to any franchise, grant, license or permit and all applicable laws, rules, regulations and orders of any Governmental Authority (as defined in Section 4.02(b));

(vi)          any (A) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (B) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by Sellers or over which Sellers own rights-of-way, easements, permits or licenses, to the extent that same do not materially interfere with the oil and gas operations to be conducted on the Assets;

(vii)         all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time, whether recorded or unrecorded, provided that such matters do not operate to reduce the cumulative Net Revenue Interests of Sellers below those set forth in Exhibit B or increase the cumulative Working Interests of Sellers above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interests;

(viii)        preferential rights to purchase or similar agreements with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated hereby, or (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(ix)           required Third Party consents to assignments or similar agreements with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated hereby, or (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(x)            all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein that are customarily obtained subsequent to such sale or conveyance;

(xi)           production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements that have terms that are ordinary and customary to the oil, gas, sulphur and other mineral exploration, development, processing or extraction business or in the business of processing of gas and gas condensate production for the extraction of products therefrom, to the extent the same do not reduce the Net Revenue Interests of Sellers below those set forth in Exhibit B or increase the Working Interests of Sellers above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interest;

(xii)          rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable laws, rules, and regulations of such Governmental Authorities; and

(xiii)         all defects and irregularities affecting the Assets which individually or in the aggregate (A) do not operate to (1) reduce the Net Revenue Interest of Sellers as set forth in Exhibit B, (2) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interests of Sellers as set forth in Exhibit B, or (B) operate to increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interest of Sellers, so long as there is a proportionate increase in Sellers’ Net Revenue Interest.

Section 3.03           Title Defect. The term “Title Defect,” as used in this Agreement, shall mean: (a) any encumbrance, encroachment, irregularity, defect in or objection to Sellers’ ownership of any Asset (expressly excluding Permitted Encumbrances) that causes Sellers not to have Defensible Title to such Asset; or (b) any default by Sellers under a lease, farmout agreement or other contract or agreement that would (i) have a adverse affect on the operation, value or use of such Asset, (ii) prevent Sellers from receiving the proceeds of production attributable to Sellers’ interest therein or (iii) result in cancellation of Sellers’ interest therein.

Section 3.04           Notice of Title Defects. If Buyer discovers any Title Defect affecting any Asset, Buyer shall notify Sellers as promptly as possible, but no later than the expiration of the Examination Period of such alleged Title Defect. To be effective, such notice must (i) be in writing, (ii) be received by Sellers prior to the expiration of the Examination Period, (iii) describe the Title Defect in sufficient, specific detail (including any alleged variance in the Net Revenue Interest), (iv) identify the specific Asset or Assets affected by such Title Defect, and (v) include the value of such Title Defect as determined by Buyer. Any matters that may otherwise constitute Title Defects, but of which Sellers have not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes and shall constitute Permitted Encumbrances.

(a)           The value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Buyer in the Title Defect notices shall be determined based upon the criteria set forth below:

(i)            If the Title Defect is a lien upon any Asset, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Asset.

(ii)           If the Title Defect asserted is that the Net Revenue Interest attributable to any well or unit is less than that stated in Exhibit C or the Working Interest attributable to any well or unit is greater than that stated in Exhibit C, then the Title Defect Value shall take into account the relative change in the interest from Exhibit C and the appropriate Allocated Value attributed to such Asset.

(iii)          The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder.

(iv)          Notwithstanding anything herein to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the wells, units or other Assets affected thereby.

Section 3.05           Remedies for Title Defects.

(a)           Upon the receipt of such effective notice from Buyer, Sellers and Buyer shall for a period of five (5) Business Days after the Title Defect Notice attempt to mutually agree on a resolution including, but if no such resolution is reached, Sellers may, at their sole option (i) attempt to cure such Title Defect at any time prior to the Closing, or (ii) exclude the affected Asset from the sale and reduce the Purchase Price by the mutually agreed allocated value of such affected Asset.

(b)           With respect to each Title Defect that is not cured on or before the Closing, except as otherwise provided in this Section 3.05, the Purchase Price shall be reduced by an amount equal to the Title Defect Value agreed upon in writing by Buyer and Sellers.

(c)           If any Title Defect is in the nature of an unobtained consent to assignment or other restriction on assignability, the provisions of Section 3.08 shall apply.

(d)           If on or before Closing the Parties have not agreed upon the validity of any asserted Title Defect or have not agreed on the Title Defect Value attributable thereto, either Party shall have the right to elect to have the validity of such Title Defect and/or such Title Defect Value determined by an Independent Expert pursuant to Section 16.03. If the validity of any asserted Title Defect, or the Title Defect Value attributable thereto, is not determined before Closing, the Purchase Price paid at Closing shall be reduced by virtue of such disputed Title Defect or Title Defect Value, and upon the final resolution of such dispute the Title Defect Value, if any, found to be attributable to such Title Defect shall, subject to this Section, be paid by Buyer to Sellers. Notwithstanding the foregoing, the Sellers shall have unilateral right to exclude the affected Asset from the sale with a corresponding reduction in the Purchase Price.

(e)           Notwithstanding anything to the contrary in this Agreement, if the value of a given individual Title Defect (or individual Title Benefit as defined in

Section 3.09(a)) does not exceed $250,000, then no adjustment to the Purchase Price shall be made for such Title Defect (or Title Benefit); however, if the value of a Title Defect (or Title Benefit) exceeds $250,000, then the total value of such Title Defect (or Title Benefit) may be asserted and the Purchase Price shall be adjusted accordingly.

Section 3.06           Special Warranty of Title. Each Sellers hereby agrees to warrant and defend its title to the Assets solely unto Buyer against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under such Sellers, but not otherwise; subject, however, to the Permitted Encumbrances and the other matters set forth herein. In no event shall the foregoing warranty extend to or be enforceable by any party other than Buyer, specifically excluding Buyer’s successors and assigns in all or part of the Assets.

Section 3.07           No Preferential Rights. Sellers represents that there are no preferential rights to purchase affecting the Assets.

Section 3.08           Consents to Assignment. Each Sellers shall make a good faith effort to obtain all necessary consents from third parties to assign the Assets prior to Closing (other than governmental approvals that are customarily obtained after Closing) and Buyer shall assist Sellers with such efforts. To the extent such consents are not obtained prior to Closing and would render the assignment of some or all of the Assets void or voidable or give rise to a claim for damages as a result of the failure to obtain such consent, then such failure shall constitute a Title Defect as to that portion of the Assets affected thereby.

Section 3.09           Remedies for Title Benefits.

(a)           If either Party discovers any Title Benefit during the Examination Period affecting the Assets, it shall promptly notify the other Party in writing thereof on or before the expiration of the Examination Period. Subject to Section 3.05, Sellers shall be entitled to an upward adjustment to the Purchase Price pursuant to Section 10.02(a)(i) with respect to all Title Benefits, in an amount mutually agreed upon by the Parties. For purposes of this Agreement, the term “Title Benefit” shall mean Sellers’ interest in any Subject Interest that is greater than or in addition to that set forth in Exhibit B (including, without limitation, a Net Revenue Interest that is greater than that set forth in Exhibit B) or Sellers’ Working Interest in any Subject Interest that is less than the Working Interest set forth in Exhibit B (without a corresponding decrease in the Net Revenue Interest). Any matters that may otherwise constitute Title Benefits, but of which Buyer has not been specifically notified by Sellers in accordance with the foregoing, shall be deemed to have been waived by Sellers for all purposes.

(b)           If with respect to a Title Benefit the Parties are not deemed to have agreed on the amount of the upward Purchase Price adjustment or have not otherwise agreed on such amount prior to the Closing Date, Sellers or Buyer shall have the right to elect to have such Purchase Price adjustment determined by an Independent Expert pursuant to Section 16.03. If the amount of such adjustment is not determined pursuant to this Agreement by the Closing, the undisputed portion of the Purchase Price with respect to the Asset affected by such Title Benefit shall be paid by Buyer at the Closing and, subject to Section 3.05, upon determination of the amount of such adjustment, any unpaid portion thereof shall be paid by Buyer to Sellers.

Article IV
Environmental Matters

Section 4.01           Environmental Review.

(a)           Buyer shall have the right to conduct or cause a consultant (“Buyer’s Environmental Consultant”) to conduct an environmental review of the Assets prior to the expiration of the Examination Period (“Buyer’s Environmental Review”). The cost and expense of Buyer’s Environmental Review, if any, shall be borne solely by Buyer. Buyer shall (and shall cause Buyer’s Environmental Consultant to): (i) consult with Sellers before conducting any work comprising Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with Sellers’s operations, and (iii) comply with all applicable laws, rules, and regulations. Buyer shall be solely responsible for obtaining any Third Party consents that are required in order to perform any work comprising Buyer’s Environmental Review, and Buyer shall consult with Sellers prior to requesting each such Third Party consent. Sellers shall have the right to have a representative or representatives accompany Buyer and Buyer’s Environmental Consultant at all times during Buyer’s Environmental Review. With respect to any samples taken in connection with Buyer’s Environmental Review, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Sellers. Buyer hereby agrees to release, defend, indemnify and hold harmless Sellers from and against all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character (INCLUDING THOSE RESULTING FROM SELLERS’ SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY) arising out of or relating to Buyer’s Environmental Review.

(b)           Unless otherwise required by applicable law, Buyer shall (and shall cause Buyer’s Environmental Consultant to) treat confidentially any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Buyer shall not (and shall cause Buyer’s Environmental Consultant to not) disclose any Environmental Information to any Governmental Authority or other Third Party without the prior written consent of Sellers. Unless otherwise required by law, Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement. If Buyer, Buyer’s Environmental Consultant, or any Third Party to whom Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall provide Sellers with prompt notice sufficiently prior to any such disclosure so as to allow Sellers to file any protective order, or seek any other remedy, as it deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing, Buyer shall deliver the Environmental Information to Sellers, which Environmental Information shall become the sole property of Sellers. Buyer shall provide copies of the Environmental Information to Sellers without charge.

Section 4.02           Environmental Definitions.

(a)           Environmental Defects. For purposes of this Agreement, the term “Environmental Defect” shall mean, with respect to any given Asset, an individual environmental condition that constitutes a violation of Environmental Laws in effect as of the date of this Agreement in the jurisdiction in which such Asset is located. Environmental Defect shall not be deemed to include an environmental condition disclosed in writing to Buyer prior to the execution of this Agreement.

(b)           Governmental Authority. For purposes of this Agreement, the term “Governmental Authority” shall mean, as to any given Asset, the United States and the state, county, parish, city and political subdivisions in which such Asset is located and that exercises jurisdiction over such Asset, and any agency, department, board or other instrumentality thereof that exercises jurisdiction over such Asset.

(c)           Environmental Laws. For purposes of this Agreement, the term “Environmental Laws” shall mean all laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority pertaining to health or the environment as may be interpreted by applicable court decisions or administrative orders, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local laws.

(d)           Environmental Defect Value. For purposes of this Agreement, the term “Environmental Defect Value” shall mean, with respect to any Environmental Defect, the value, as of the Closing Date, of the estimated costs and expenses to correct such Environmental Defect in the most cost-effective manner reasonably available, consistent with Environmental Laws.

Section 4.03           Notice of Environmental Defects. If Buyer discovers any Environmental Defect affecting the Assets, Buyer shall notify Sellers prior to the expiration of the Examination Period of such alleged Environmental Defect. To be effective, such notice must: (i) be in writing; (ii) be received by Sellers prior to the expiration of the Examination Period; (iii) describe the Environmental Defect in sufficient, specific detail, including, without limitation, (A) the written conclusion of Buyer’s Environmental Consultants that an Environmental Defect exists, which conclusion shall be reasonably substantiated by the factual data gathered in Buyer’s Environmental Review, and (B) a separate specific citation of the provisions of Environmental Laws alleged to be violated and the related facts that substantiate such violation; (iv) identify the specific Assets affected by such Environmental Defect, including, without limitation, a site plan showing the location of all sampling events, boring logs and other field notes describing the sampling methods utilized and the field conditions observed, chain-of-custody documentation and laboratory reports; (v) identify the procedures recommended to correct the Environmental Defect, together with any related recommendations from Buyer’s Environmental Consultant; and (vi) state Buyer’s estimate of the Environmental Defect Value, including the basis for such estimate, for which Buyer would agree to adjust the Purchase Price in order to accept such Environmental Defect if Sellers elected Section 4.04(b) as the remedy therefor. Any matters that may otherwise constitute Environmental Defects, but of which Sellers has not been specifically notified by Buyer in accordance with the foregoing, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer for all purposes and constitute an Assumed Obligation (as defined in Section 14.02).

Section 4.04           Remedies for Environmental Defects.

(a)           Upon the receipt of such effective notice from Buyer, Sellers and Buyer shall attempt for a period of five (5) Business Days after the Environmental Defect Notice to mutually agree on a resolution. If the Parties do not reach such resolution, Sellers may, at their sole option (i) attempt to cure such Environmental Defect at any time prior to the Closing; or (ii) exclude the affected Asset from the sale and reduce the Purchase Price by the allocated value of such affected Asset.

(b)           If any Environmental Defect described in a notice delivered in accordance with Section 4.03 is not cured on or before the Closing, then the Purchase Price shall be reduced by the Environmental Defect Value of such Environmental Defect as agreed by the Parties.

(c)           If on or before Closing Buyer and Sellers have not agreed as to the validity of any asserted Environmental Defect, or if the Parties have not agreed on the Environmental Defect Value therefor, then either Party shall have the right to elect to have validity of the asserted Environmental Defect, and/or the Environmental Defect Value for such Environmental Defect, determined by an Independent Expert pursuant to Section 16.03. If the validity of any such asserted Environmental Defect or the amount of any such Environmental Defect Value is not determined by the Closing, the Asset affected by such disputed Environmental Defect shall be excluded from the Closing and the Purchase Price paid at Closing shall be reduced by the value allocated to that Asset. Upon resolution of such dispute, the Environmental Defect Value, if any, found to be attributable to such Environmental Defect shall, subject to this Section 4.04, be paid by Sellers to Buyer and the Asset conveyed to the Buyer, if that is part of the mutually agreed settlement. Notwithstanding the foregoing, the Sellers shall have unilateral right to exclude the affected Asset from the sale.

(d)           Notwithstanding anything to the contrary in this Agreement, if the Environmental Defect Value for a given individual Environmental Defect does not exceed $250,000, then no adjustment to the Purchase Price shall be made for such Environmental Defect; however, if the aggregate value of an Environmental Defect, exceeds $250,000 then the total value of such Environmental Defect may be asserted and the Purchase Price shall be reduced accordingly.

Article V
Representations and Warranties of Sellers

Each respective Sellers represents and warrants to Buyer that:

Section 5.01           Sellers’ Existence. Except for Oloma Energy, LP, each Sellers is a limited partnership, duly organized and validly existing under the laws of the State of Texas and is qualified to conduct business in the State of Texas. Each Sellers has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted. Except for Oloma Energy, LP, each Sellers’s headquarters and principal offices are all located in the State of Texas. Oloma Energy, LP is a limited partnership, duly organized and validly existing under the laws of the State of Louisiana. Oloma Energy, LP has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted. Oloma Energy, LP’s headquarters and principal offices are all located in the State of Louisiana.

Section 5.02           Legal Power. Each Sellers has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a)           any provision of each Sellers’s agreement of limited partnership or other governing documents;

(b)           except for any preferential purchase rights and consents to assignment, any material agreement or instrument to which a Sellers is a party or by which a Sellers is bound; or

(c)           any judgment, order, ruling or decree applicable to a Sellers as a party in interest or any law, rule or regulation applicable to a Sellers.

Section 5.03           Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite partnership or corporate action on the part of Sellers. This Agreement constitutes the legal, valid and binding obligation of Sellers enforceable in accordance with its terms.

Section 5.04           Brokers. Tristone Capital LP has acted for or on behalf of Sellers or any affiliate of Sellers in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Sellers or any affiliate of Sellers for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

Section 5.05           Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the knowledge of Sellers threatened against Sellers. The term “Knowledge” shall mean with respect to a Sellers, the actual knowledge of Sellers’s current personnel with a supervisory, or higher, level.

Section 5.06           Suits. There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to each Sellers’s Knowledge, threatened against Sellers or any affiliate of Sellers or the Assets that has materially affected or will materially affect Sellers’ ability to consummate the transactions contemplated herein or materially affect the title to or value of the Assets except as shown on Schedule 5.06.

Section 5.07           Royalties. To each Sellers’s Knowledge, all rentals, royalties and other payments due under the Subject Interests described in Exhibit A have been paid in all material respects, except those amounts in suspense.

Section 5.08           Taxes. To each Sellers’s Knowledge, all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that have become due and payable have been paid in all material respects.

Section 5.09           Contracts. To each Sellers’s Knowledge, (a) all material Contracts are in full force and effect, and (b) Sellers are not in default with respect to any of its material obligations thereunder.

Section 5.10           Liens. Except for Permitted Encumbrances, the Assets will be conveyed free and clear of all liens, mortgages and encumbrances.

Article VI
Representations and Warranties of Buyer

Buyer represents and warrants to Sellers that:

Section 6.01           Buyer’s Existence. Buyer is a corporation, duly organized and validly existing under the laws of the State of Nevada and is qualified to conduct business in the State of Texas. Buyer has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted. Buyer’s headquarters and principal offices are all located in the State of Texas.

Section 6.02           Legal Power. Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a)           any provision of Buyer’s agreement of limited partnership or other governing documents;

(b)           any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or

(c)           any judgment, order, ruling or decree applicable to Buyer as a party in interest or any law, rule or regulation applicable to Buyer.

Section 6.03           Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

Section 6.04           Brokers. No broker or finder has acted for or on behalf of Buyer or any affiliate of Buyer in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any affiliate of Buyer for which Sellers have or will have any liabilities or obligations (contingent or otherwise).

Section 6.05           Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the knowledge of Buyer threatened against Buyer or any affiliate of Buyer.

Section 6.06           Suits. There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any affiliate of Buyer that has materially affected or will materially affect Buyer’s ability to consummate the transactions contemplated herein.

Section 6.07           Qualifications. Buyer is now, and after the Closing shall continue to be, qualified with all applicable Governmental Authorities to own and operate the Assets and has, and shall maintain, all necessary bonds to own and operate the Assets.

Section 6.08           Investment. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and the value thereof. Buyer is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities law, rule, regulation or order. Buyer understands and acknowledges that if any of the Assets were held to be securities, they would be restricted securities and could not be transferred without registration under applicable state and federal securities laws or the availability of an exemption from such registration.

Article VII
Sellers’ Conditions to Close

The obligations of Sellers to consummate the transaction provided for herein are subject, at the option of Sellers, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 7.01           Representations. The representations and warranties of Buyer herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

Section 7.02           Performance. Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 7.03           Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 7.04           Purchase Price. Buyer shall have delivered to Sellers the Purchase Price, as the same may be adjusted hereunder, in accordance with the provisions of Article II.

Section 7.05           Execution and Delivery of the Closing Documents. Buyer shall have executed, acknowledged and delivered, as appropriate, to Sellers all closing documents described in Section 10.05.

Section 7.06           Consents and Preferential Rights to Purchase. Subject to Section 3.07 and 3.08, all appropriate consents have been obtained and preferential rights to purchase have been either exercised by the preferential right holder or the time period for election to purchase has elapsed.

Article VIII
Buyer’s Conditions to Close

The obligations of Buyer to consummate the transaction provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 8.01           Representations. The representations and warranties of Sellers herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

Section 8.02           Performance. Sellers shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 8.03           Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 8.04           Execution and Delivery of the Closing Documents. Sellers shall have executed, acknowledged and delivered, as appropriate, to Buyer all closing documents described in Section 10.04.

Section 8.05           Consents and Preferential Rights to Purchase. Subject to Section 3.07 and 3.08, all appropriate consents have been obtained and preferential rights to purchase have been either exercised by the preferential right holder or the time period for election to purchase has elapsed.

Article IX
Tax Matters

Section 9.01           Transfer Taxes. All sales, use or other taxes (other than taxes on gross income, net income or gross receipts) and duties, levies, recording fees or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Buyer.

Section 9.02           Ad Valorem and Similar Taxes. Ad valorem, property, severance and similar taxes and assessments based upon or measured by the value of the Assets shall be divided or prorated between Sellers and Buyer as of the Effective Time. Sellers shall retain responsibility for such taxes attributable to the period of time prior to the Effective Time and Buyer shall assume responsibility for the period of time from and after the Effective Time.

Section 9.03           Tax Deferred Exchange. Either or both Buyer and/or Sellers may, at or before the Closing, elect to affect a tax-deferred exchange of the Assets for other qualifying properties (hereinafter collectively called the “Exchange Property”) in accordance with the following:

(a)           In the event Sellers make such an election prior to the Closing, Sellers may elect, by notice to Buyer delivered on or before the Closing Date, to have the Purchase Price paid to a qualified intermediary until Sellers have designated the Exchange Property. The Exchange Property shall be designated by Sellers and acquired by the qualified intermediary within the time periods prescribed in Section 1031(a)(3) of the Internal Revenue Code, and shall thereupon be conveyed to Sellers. In the event Sellers fail to designate and the qualified intermediary fails to acquire the Exchange Property within such time periods, the agency or trust shall terminate and the proceeds then held by the qualified intermediary shall be paid immediately to Sellers.

(b)           In the event Buyer makes such an election prior to the Closing, Buyer may elect, by notice to Sellers delivered on or before the Closing Date, to have the Assets conveyed to a qualified intermediary or an exchange accommodation titleholder (as that term is defined in Rev. Proc. 2000-37 issued effective September 15, 2000).

(c)           The rights and responsibilities of Sellers, Buyer and the qualified intermediary or exchange accommodation titleholder shall be documented with such agreements containing such terms and provisions as shall be reasonably determined by Sellers and Buyer to be necessary to accomplish a tax deferred exchange under Section 1031 of the Internal Revenue Code, subject, however, to the limitations on costs and liabilities of Buyer and Sellers set forth below. If Sellers makes a tax deferred exchange election, Buyer shall not be obligated to pay any additional costs or incur any additional obligations in the acquisition of the Assets. If Buyer makes a tax deferred exchange election, Sellers shall not be obligated to pay any additional costs or incur any additional obligations in the consummation of the transactions contemplated in this Agreement. Any such tax deferred exchange election by either Party shall not affect the duties, rights or obligations of the Parties except as expressly set forth in this Section 9.03.

Should either Sellers or Buyer make such an election and should the tax deferred exchange fail or be disallowed by the Internal Revenue Service for any reason, the non-electing party’s sole responsibility and liability to the electing party shall be to take such actions as are required by subsections (a), (b) or (c) above and such non-electing party shall have no other responsibility or liability whatsoever to the electing party; and the electing party shall release, indemnify, defend and hold harmless the non-electing party from any responsibility or liability related to such election except for such actions as may be required by subsections (a), (b) or (c) above.

Article X
The Closing

Section 10.01         Time and Place of the Closing. If the conditions referred to in Articles VII and VIII of this Agreement have been satisfied or waived in writing, and subject to any extensions pursuant to Sections 3.04, 4.03 or 10.02, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Locke Liddell & Sapp LLP, whose address is 3400 JP Morgan Chase Tower, 600 Travis Street, Houston, Texas 77002 on or before June 1, 2006 (the “Closing Date”).

Section 10.02         Adjustments to Purchase Price at the Closing.

(a)           At the Closing, the Purchase Price shall be increased by the following amounts:

(i)            all upward Purchase Price adjustments for Title Benefits determined in accordance with Article III;

(ii)           any other amount provided for in this Agreement or agreed upon by Buyer and Sellers including those in Section 12.01(d);

(iii)          Computed Interest on the Purchase Price; and

(iv)          an estimate of any and all transfer, sales, gross receipts, compensating use or similar taxes, or assessments resulting from the transaction.

(b)           At the Closing, the Purchase Price shall be decreased by the following amounts:

(i)            the Allocated Value of any Subject Interest sold prior to the Closing to the holder of a preferential right pursuant to Section 3.07;

(ii)           all downward Purchase Price Adjustment for Title Defects and Environmental Defects determined in accordance with Article III and Article IV;

(iii)          any other amount provided for in this Agreement or agreed upon by Buyer and Sellers; and

(iv)          the Deposit and any Computed Interest on the Deposit.

(c)           The adjustments described in Sections 10.02(a) and (b) are hereinafter referred to as the “Purchase Price Adjustments.”

Section 10.03         Closing Statement. Not later than three (3) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer a statement of the estimated Purchase Price Adjustments taking into account the foregoing principles (the “Statement”). At the Closing, Buyer shall pay the Purchase Price, as adjusted by the estimated Purchase Price Adjustments reflected on the Statement.

Section 10.04         Actions of Sellers at the Closing.

At the Closing, Sellers shall:

(a)           execute, acknowledge and deliver to Buyer the Assignment (as defined in Exhibit D of this Agreement) and such other instruments (in form and substance mutually agreed upon by Buyer and Sellers) as may be reasonably necessary to convey the Assets to Buyer;

(b)           execute, acknowledge and deliver to Buyer letters in lieu of transfer or division orders directing all purchasers of production from the Subject Interests to make payment of proceeds attributable to such production to Buyer from and after the Effective Time as reasonably requested by Buyer prior to the Closing Date;

(c)           deliver to Buyer possession of the Assets and all Reccords, operator’s files and data pertaining to operations of the Subject Interests;

(d)           execute and deliver to Buyer an affidavit attesting to its non-foreign status;

(e)           deliver to Buyer appropriate change of operator forms on those Assets operated by Sellers; and

(f)            execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

Section 10.05         Actions of Buyer at the Closing.

At the Closing, Buyer shall:

(a)           deliver to Sellers the Purchase Price (as adjusted pursuant to the provisions hereof and net of the Deposit) by wire transfer to an account designated in writing by Sellers;

(b)           take possession of the Assets; and

(c)           execute, acknowledge and deliver the Assignment and any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

Article XI
Termination

Section 11.01         Right of Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a)           by mutual written consent of the Parties;

(b)           by Sellers on the Closing Date if the conditions set forth in Article VII have not been satisfied in all material respects by Buyer or waived by Sellers in writing by the Closing Date;

(c)           by Buyer on the Closing Date if the conditions set forth in Article VIII have not been satisfied in all material respects by Sellers or waived by Buyer in writing by the Closing Date;

(d)           by Sellers if the Closing shall not have occurred on or before June 15, 2006;

(e)           by either Party if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein;

(f)            by either Party if (i) the aggregate amount of the Purchase Price Adjustments agreed by the Parties or otherwise finally determined pursuant to this Agreement with respect to all uncured Title Defects (net of the aggregate amount of the Purchase Price Adjustments for all Title Benefits agreed by the Parties) plus (ii) the aggregate amount of the Environmental Defect Values agreed by the Parties or otherwise finally determined pursuant to this Agreement with respect to all Environmental Defects, exceeds ten percent (10%) percent of the Purchase Price;

(g)           by Buyer in accordance with Section 13.04(c); or

(h)           as otherwise provided herein;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b) or (c) above if such Party is at such time in material breach of any provision of this Agreement.

Section 11.02         Effect of Termination. In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 11.01, then except as set forth in Section 11.03, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement, except that nothing herein shall relieve any Party from any liability for any breach hereof or any liability that has accrued prior to the date of such termination.

Section 11.03         Termination Damages.

(a)           If all conditions precedent to the obligations of Buyer set forth in Article VIII have been met and the transactions contemplated by this Agreement are not consummated on the Closing Date because of the failure of Buyer to perform any of its material obligations hereunder or the breach of any representation herein by Buyer, then in such event, Sellers shall have the option to terminate this Agreement, in which case Sellers shall retain the Deposit as liquidated damages on account of Buyer’s failure to perform its obligations under this Agreement or Buyer’s breach of any representation under this Agreement, which remedy shall be the sole and exclusive remedy available to Sellers for Buyer’s failure to perform or breach. Buyer and Sellers acknowledge and agree that (i) Sellers’ actual damages upon the event of such a termination are difficult to ascertain with any certainty, (ii) that the Deposit is a reasonable estimate of such actual damages and (iii) such liquidated damages do not constitute a penalty.

(b)           If this Agreement is terminated by the mutual written agreement of Buyer and Sellers, or if the Closing does not occur on or before the Closing Date, for any reason other than as set forth in this Section, then Sellers shall return the Deposit with Computed Interest to Buyer in immediately available funds within three (3) Business Days after the event giving rise to such payment to Buyer. Buyer and Sellers shall thereupon have the rights and obligations set forth elsewhere herein.

Section 11.04         Attorneys’ Fees, Etc. If either Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled. Notwithstanding anything to the contrary in this Agreement, in no event shall either Party be entitled to receive any punitive, indirect or consequential damages unless same are a part of a Third Party claim for which a Party is seeking indemnification hereunder, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY.

Article XII
Post Closing Obligations

Section 12.01         Allocation of Expense and Revenues.

(a)           Provided that the Closing occurs, appropriate adjustments shall be made between Buyer and Sellers so that (i) Buyer will receive all proceeds from sales of Hydrocarbons that are produced and saved from and after the Effective Time and any other revenues arising out of the ownership or operation of the Assets from and after the Effective Time, net of all applicable production, severance, and similar taxes, and net of all costs and expenses that are incurred in the ownership or operation of the Assets from and after the Effective Time, including, without limitation, all drilling costs, all capital expenditures, all overhead charges under applicable operating or other agreements (regardless of whether Sellers or an affiliate of Sellers serves as operator prior to the Closing), and (ii) Sellers will receive all proceeds from sales of Hydrocarbons that are produced and saved prior to the Effective Time and any other revenues arising out of the ownership or operation of the Assets prior to the Effective Time, net of all applicable production, severance, and similar taxes, and net of all costs and expenses that are incurred in the ownership or operation of the Assets prior to the Effective Time.

(b)           In addition to the foregoing, the Sellers will be paid (i) the amount as of the Effective Time of all prepaid ad valorem, property or similar taxes and assessments based upon or measured by ownership of the Assets and any prepaid costs, including rentals and insurance premiums, insofar as such prepaid costs relate to periods of time after the Effective Time, and (ii) the value of all merchantable Hydrocarbons produced prior to the Effective Time but in storage above the inlet connection or upstream of the applicable sales meter on the Closing Date.

(c)           In addition to the foregoing, the Buyer will be paid (i) an amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of the Assets that are attributable to periods of time prior to the Effective Time, which amounts shall, to the extent not actually assessed, be computed based on such taxes and assessments for the preceding tax year (such amount to be prorated for the period of Sellers’ and Buyer’s ownership before and after the Effective Time), and (ii) an amount equal to all cash in, or attributable to, suspense accounts relative to the Assets for which Buyer has assumed responsibility under Section 14.02.

(d)           All estimated amounts due under this Section 12.01 will be calculuated and provided to Buyer five (5) Business Days prior to Closing as a Pre-Closing Statement to be used at Closing..

Section 12.02         Final Accounting Statement.

(a)           On or before ninety (90) days after the Closing Date, Sellers shall prepare and deliver to Buyer a post-closing statement setting forth a detailed calculation of all post-Closing adjustments applicable to the period for time between the Effective Time and Closing (“Accounting Statement”). The Accounting Statement shall include any adjustment or payment which was not finally determined as of the Closing Date and the allocation of revenues and expenses as determined in accordance with Section 12.01. To the extent reasonably required by Sellers, Buyer shall assist in the preparation of the Accounting Statement. Sellers shall provide Buyer such data and information as Buyer may reasonably request supporting the amounts reflected on the Accounting Statement in order to permit Buyer to perform or cause to be performed an audit. The Accounting Statement shall become final and binding upon the parties on the thirtieth (30th) day following receipt thereof by Buyer (the “Final Settlement Date”) unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Sellers prior to such date. Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Sellers in a timely manner, then the Parties shall resolve the Dispute (as defined in Section 16.01) evidenced by the Notice of Disagreement in accordance with Article XVI.

(b)           Within five (5) Business Days after the Final Settlement Date, Sellers shall pay to Buyer or Buyer shall pay to Sellers in immediately available funds the net amount due. For purposes of this Agreement, the term “Final Statement” shall mean (i) the revised Statement becoming final pursuant to this Section, or (ii) upon resolution of any Dispute regarding a Notice of Disagreement, the revised Statement reflecting such resolutions, which the Parties shall issue, or cause the Independent Expert or arbitrators to issue, as applicable, following such resolution.

Section 12.03         Further Cooperation. Sellers shall make the Records available to be picked up by Buyer at the offices of Sellers during normal business hours within five (5) Business Days after the later of the Closing or the end of the Transition Period (as defined in Section 13.06) to the extent the Records are in the possession of Sellers and are not subject to contractual restrictions on transferability. Sellers shall have the right to retain copies of any of the Records and the rights granted under Section 17.03.

After the Closing Date, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets be made by the proper Party hereunder.

Article XIII
Operation of the Assets

Section 13.01         Operations after Effective Time. Sellers agrees, from and after the date hereof until Closing, except as expressly contemplated by this Agreement, as expressly consented to in writing by Buyer, or in situations wherein emergency action is taken in the face of risk to life, property or the environment, to:

(a)           operate the Properties in the usual, regular and ordinary manner consistent with past practice;

(b)           maintain the books of account and records relating to the Properties in the usual, regular and ordinary manner, in accordance with the usual accounting practices of each such Person;

(c)           not enter into a material contract, or materially amend or change the terms of any such contract that would involve individual commitments of more than $25,000;

(d)           not plug or abandon any well located on the Properties without Buyer’s prior written consent;

(e)           not transfer, sell, mortgage, pledge or dispose of any material portion of the Properties other than the sale and/or disposal of hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Properties or for which replacement equipment has been obtained; and

(f)            preserve in full force and effect all oil and gas leases, operating agreements, easements, rights-of-way, permits, licenses and agreements that relate to the Properties.

(g)           submit to Buyer for prior written approval, all requests for operating or capital expenditures relating to the Properties that involve individual commitments of more than $25,000, and

(h)           obtain Buyer’s written approval prior to voting under any operating, joint venture, partnership or similar agreement.

Section 13.02         Limitations on the Operational Obligations and Liabilities of Sellers. From and after the date of execution of this Agreement and until the Closing, and subject to the provisions of applicable operating and other agreements, Sellers shall use its reasonable efforts to operate the Assets and use its reasonable efforts to cause any other operators to operate and administer the Assets in a manner consistent with its past practices, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement. Buyer acknowledges that Sellers owns undivided interests in some or all of the Assets, and Buyer agrees that the acts or omissions of the other working interest owners shall not constitute a violation of the provisions of this Article XIII, nor shall any action required by a vote of working interest owners constitute such a violation so long as Sellers have voted its interests in a manner that complies with the provisions of this Article XIII. To the extent that a Seller is not the operator of any of the Assets, the obligations of Sellers in this Article XIII shall be construed to require that Sellers use reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

Section 13.03         Operation of the Assets After the Closing. It is expressly understood and agreed that Sellers shall not be obligated to continue operating any of the Assets following the Closing and Buyer hereby assumes full responsibility for operating (or causing the operation of) all Assets following the Closing. Sellers shall make its personnel available to Buyer prior to the Closing as may be reasonably necessary to assist in the transition if Buyer becomes the operator. Without implying any obligation on Sellers’ part to continue operating any Assets after the Closing, if Sellers elect to continue to operate any Assets following the Closing at the request of Buyer or any Third Party working interest owner, due to constraints of applicable joint operating agreement(s), failure of a successor operator to take over operations or other reasonable cause, such continued operation by Sellers shall be for the account of Buyer, at the sole risk, cost and expense of Buyer. Sellers, as a part of the Assumed Obligations, is hereby released and indemnified by Buyer from all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character (INCLUDING THOSE RESULTING FROM SELLERS’ SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY) with respect to (a) such continued operations by Sellers, (b) Buyer’s assumption of operations from Sellers, and (c) compliance with the terms of any applicable joint operating agreement related to the election of a successor operator. Buyer shall conduct or cause to be conducted all operations on the Assets after Closing in a good and workmanlike manner and in compliance with all applicable laws, rules, regulations and agreements. Notwithstanding anything to the contrary contained herein, within five (5) Business Days after Closing, Sellers will resign as operator of any wells within the Assets that Sellers currently operates.

Section 13.04         Casualty Loss.

(a)           Buyer shall assume all risk of loss with respect to, and any change in the condition of, the Assets from the date of this Agreement until the Closing, including with respect to the depletion of Hydrocarbons, the watering-out of any well, the collapse of casing, sand infiltration of wells, and the depreciation of personal property.

(b)           If after the date of this Agreement and prior to the Closing any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding, or the threat thereof and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such destruction or taking without reduction of the Purchase Price, but subject to Section 13.04(c).

(c)           Notwithstanding Section 13.04(a), in the event of any loss described in Section 13.04(b), at the Closing, Sellers shall pay to Buyer all sums paid to Sellers by third parties by reason of the destruction or taking of such Assets (up to the Allocated Value thereof), including any sums paid pursuant to any policy or agreement of insurance or indemnity, and shall assign, transfer and set over unto Buyer all of the rights, title and interest of Sellers in and to any claims, causes of action, unpaid proceeds or other payments from third parties, including any policy or agreement of insurance or indemnity, arising out of such destruction or taking (up to the Allocated Value thereof). Notwithstanding anything to the contrary in this Section 13.04, Sellers shall maintain any currently existing insurance coverage with respect to any of the Assets. Notwithstanding anything to the contrary contained in this Section 13.04, should the uncompensated loss exceed ten percent (10%) of the Purchase Price, Buyer shall have the option to terminate this Agreement in which event Sellers shall return the Deposit to Buyer within three (3) Business Days after such termination.

Section 13.05         Operatorship. Within five (5) Business Days after Closing, Sellers will send out notifications of its resignation as operator for all wells Sellers currently operates and is selling to Buyer pursuant to this Agreement. Buyer acknowledges that the rights and obligations associated with such wells are governed by applicable agreements and that operatorship will be determined by the terms of those agreements.

Section 13.06         Transition Period. Effective as of Closing and until the end of the first production month following Closing (the “Transition Period”), Sellers shall continue the physical operations and accounting of the Sellers-operated Subject Interests.

Article XIV
Obligations and Indemnification

Section 14.01         Retained Obligations. Provided that the Closing occurs, for a period of one (1) year from Closing, and not thereafter, Sellers shall retain (a) all obligations and liabilities of Sellers for the payment or improper payment of royalties, rentals and other similar payments under the Leases relating to the Subject Interests accruing prior to the Effective Time; (b) all obligations of Sellers under the Contracts for (i) overhead charges related to periods prior to the Effective Time, (ii) costs and expenses incurred prior to the Effective Time for goods and services provided prior to the Effective Time, and (iii) other payment obligations that accrue and become due prior to the Effective Time; (c) all liability of Sellers to third parties for personal injury or death to the extent occurring prior to the Effective Time as a result of the operation of the Assets; (d) ad valorem, property, severance and similar taxes attributable to the period of time prior to the Effective Time retained by Sellers under Section 9.02; and (e) except as disclosed in Schedule 5.06, all litigation existing as of the Closing Date, to the extent it relates to the period of time prior to the Effective Time (collectively, the “Retained Obligations”).

Section 14.02         Assumed Obligations. Provided that the Closing occurs, Buyer hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation thereof (other than the Retained Obligations), whether attributable to periods before or after the Effective Time, including, without limitation, those arising out of (a) the terms of the Easements, Contracts, Leases, Personal Property or Subject Interests comprising part of the Assets, (b) suspense accounts, (c) ad valorem, property, severance and other similar taxes or assessments based upon or measured by the ownership of the Assets or the production therefrom, (d) the condition of the Subject Interests, regardless of whether such condition arose before or after the Effective Time, (e) obligations to properly plug and abandon or re-plug or re-abandon or remove wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Assets, (f) obligations to restore the surface of the Subject Interests and obligations to remediate or bring the Subject Interests into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Subject Interests), regardless of whether such obligations or conditions or events giving rise to such obligations, arose, occurred or accrued before or after the Effective Time, and (g) any other duty, obligation, event, condition or liability assumed by Buyer under the terms of this Agreement (collectively, the “Assumed Obligations”).

Section 14.03         Buyer’s Indemnification. Provided that the Closing occurs, Buyer shall release, defend, indemnify and hold harmless Sellers, their partners, and their respective officers, directors, employees, agents, partners, representatives, members, shareholders, affiliates, subsidiaries, successors and assigns (collectively, the “Sellers Indemnitees”) from and against any and all claims, damages, liabilities, losses, causes of action, costs and expenses (including, without limitation, those involving theories of negligence or strict liability and including court costs and attorneys’ fees) (collectively, the “Losses”) as a result of, arising out of, or related to the Assumed Obligations, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE SELLERS INDEMNITEES.

Section 14.04         Sellers’ Indemnification – Third Party Non-Environmental Claims. Provided that the Closing occurs, Sellers shall release, defend, indemnify and hold harmless Buyer, its partners, and their respective officers, directors, employees, agents, representatives, members, shareholders, affiliates and subsidiaries (collectively, the “Buyer Indemnitees”) from and against any and all Third Party non-environmental claims relating to Sellers’ ownership or operation of the Assets prior to the Effective Time or as a result of, arising out of, or related to the Retained Obligations REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE BUYER INDEMNITEES  Provided, however, not withstanding anything to the contrary contained herein, Sellers’ indemnification obligation under this Section 14.04 shall only apply if (a) Buyer has provided Sellers with written notice claiming indemnification within six (6) months of the Closing, and (b) Buyer shall bear sole responsibility for the aggregate costs associated with all Third Party non-environmental claims relating to time periods prior to the Effective Time up to a threshold percentage of $250,000 of the Purchase Price. By the prior sentence, it is the intent that once the aggregate value of all claims exceeds $250,000 of the Purchase Price, then the Sellers shall be obligated to pay the total value of all such claims.

Section 14.05         Sellers’ Indemnification – Third Party Environmental Claims. Provided that the Closing occurs, Sellers shall release, defend, indemnify and hold harmless Buyer, its partners, and their respective officers, directors, employees, agents, representatives, members, shareholders, affiliates and subsidiaries (collectively, the Buyer Indemnitees) from and against any and all Third Party environmental claims relating to Sellers’ ownership or operation of the Assets prior to the Effective Time or as a result of, arising out of, or related to the Retained Obligations REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE BUYER INDEMNITEES  Provided, however, not withstanding anything to the contrary contained herein, Sellers’ indemnification obligation under this Section 14.05 shall only apply if (i) Buyer has provided Sellers with written notice claiming indemnification within six (6) months of the Closing, and (ii) Buyer shall bear sole responsibility for the aggregate costs associated with all Third Party environmental claims relating to time periods prior to the Effective Time up to a threshold percentage of $250,000 of the Purchase Price. By the prior sentence, it is the intent that once the aggregate value of all claims exceeds $250,000 of the Purchase Price, then the Sellers shall be obligated to pay the total value of all such claims.

Section 14.06         Notices and Defense of Indemnified Matters. Each Party shall promptly notify the other Party of any matter of which it becomes aware and for which it is entitled to indemnification from the other Party under this Agreement. The indemnifying Party shall be obligated to defend, at the indemnifying Party’s sole expense, any litigation or other administrative or adversarial proceeding against the indemnified Party relating to any matter for which the indemnifying Party has agreed to indemnify and hold the indemnified Party harmless under this Agreement. However, the indemnified Party shall have the right to participate with the indemnifying Party in the defense of any such matter at its own expense.

Article XV
Limitations on Representations and Warranties

Section 15.01         Disclaimers of Representations and Warranties. The express representations and warranties of Sellers contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLERS IN THIS AGREEMENT, BUYER ACKNOWLEDGES THAT SELLERS HAVE NOT MADE, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLERS, AND (c) THE ENVIRONMENTAL CONDITION OF THE ASSETS. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLERS IN THIS AGREEMENT, SELLERS EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF BUYER AND SELLERS THAT THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO BUYER, AND BUYER SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND BUYER REPRESENTS TO SELLERS THAT BUYER WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE. SELLERS AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

Section 15.02         Independent Investigation. Buyer represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Sellers and that it has had (or will have prior to the Closing) access to the Assets, the officers and employees of Sellers, and the books, records and files of Sellers relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets and upon the representations and warranties made in Article V, and not on any other representations or warranties of Sellers or any other person or entity.

Section 15.03         Survival. The representations, warranties, covenants and obligations of Buyer under this Agreement shall indefinitely survive the Closing. The representations, warranties, covenants and obligations of Sellers under this Agreement shall survive the Closing for a period of six (6) months from the Closing.

Article XVI
Dispute Resolution

Section 16.01         General. Any and all claims, Disputes, controversies or other matters in question arising out of or relating to title issues, environmental issues, or calculation of the Statement or revisions thereto (all of which are referred to herein as “Disputes” which term shall not include any other disputes claims, disputes, controversies or other matters in question arising under this Agreement) shall be resolved in the manner prescribed by this Article XVI.

Section 16.02         Senior Management. If a Dispute occurs that the senior representatives of the Parties responsible for the transaction contemplated by this Agreement have been unable to settle or agree upon within a period of fifteen (15) days after such Dispute arose, Sellers shall nominate and commit one of its senior officers, and Buyer shall nominate and commit one of its senior officers, to meet at a mutually agreed time and place not later than thirty (30) days after the Dispute has arisen to attempt to resolve same. If such senior management have been unable to resolve such Dispute within a period of fifteen (15) days after such meeting, or if such meeting has not occurred within forty-five (45) days following such Dispute arising, then either Party shall have the right, by written notice to the other, to resolve the Dispute through the relevant Independent Expert pursuant to Section 16.03.

Section 16.03         Dispute by Independent Expert.

(a)           Each Party shall have the right to submit Disputes regarding title issues, environmental issues, or calculation of the Statement or revisions thereto, to an independent expert appointed in accordance with this Section 16.03 (each, an “Independent Expert”), who shall serve as sole arbitrator. The Independent Expert shall be appointed by mutual agreement of the Parties from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Expert for such Dispute shall be selected in accordance with the Rules (as defined in Subsection (b) of this Section 16.03).

(b)           Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures of the Texas Arbitration Act and the Rules of the American Arbitration Association to the extent such Rules do not conflict with such Texas Arbitration Act or the provisions of this Agreement The Independent Expert shall be instructed by the Parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Expert shall be binding upon the Parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

(c)           The charges and expenses of the arbitrator shall be shared equally by Sellers and Buyer.

(d)           Any arbitration hearing held pursuant to Section 16.03 shall be held in Houston, Texas

Section 16.04         Limitation on Arbitration. ALL OTHER DISAGREEMENTS, DIFFERENCES, OR DISPUTES ARISING BETWEEN SELLERS AND BUYER UNDER THE TERMS OF THIS AGREEMENT (AND NOT COVERED BY SECTION 16.03) SHALL NOT BE SUBJECT TO ARBITRATION AND SHALL BE DETERMINED BY A COURT OF COMPETENT JURISDICTION, UNLESS THE PARTIES OTHERWISE MUTUALLY AGREE.

Article XVII
Miscellaneous

Section 17.01         Names. As soon as reasonably possible after the Closing, but in no event later than 45 days after the Closing, Buyer shall remove the names of Sellers and its affiliates, and all variations thereof, from all of the Assets and make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership, including operation of the Assets, in a name other than the name of the Sellers or any of its affiliates, or any variations thereof.

Section 17.02         Expenses. Each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for such expenses from the other Party.

Section 17.03         Entire Agreement. This Agreement, the documents to be executed hereunder, and the exhibits attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement.

Section 17.04         Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 17.05         Publicity. Neither Sellers nor Buyer will issue any public announcement or press release concerning this transaction without the written consent of the other Party (except as required by law and in such case with prior written agreement between the Parties on the wording of the announcement or press release).

Section 17.06         Construction. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises hereunder, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

Section 17.07         No Third Party Beneficiaries. Except as provided in Sections 14.04 and 14.05, nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a Third Party beneficiary contract.

Section 17.08         Assignment. Neither Party may assign or delegate any of its rights or duties hereunder without the prior written consent of the other Party and any assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.

Section 17.09         Governing Law. This Agreement, other documents delivered pursuant hereto and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction. The Parties agree to venue in Taylor County, Texas.

Section 17.10         Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, overnight courier or facsimile to the addresses of Sellers and Buyer set forth below. Any such notice shall be effective only upon receipt.

Buyer:

Whittier Energy Corporation

333 Clay Street, Suite 700

Houston, TX 77002

ATTN:   John D. Brouillette

Land Manager/Senior Land Attorney

(713) 328-0213 Telephone

(713) 850-1879 Facsimile

Sellers:

c/o Sellers’ Agent:

Ambassador Petroleum, Inc.

722 Pin Oak Road, Suite 204

Katy, Texas 77494

Attention: Mark Swisher

Either Party may, by written notice so delivered to the other Party, change its address for notice purposes hereunder.

Section 17.11         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 17.12         Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 17.13         Audit Rights. Buyer shall have the right from the execution date of this Agreement until sixty days (60) days post Closing, to audit the books and records of Encon Services, Inc. relating to the Assets.

Section 17.14         Counterpart Execution. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each party that executes the same whether or not all of such parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

IN WITNESS WHEREOF, Sellers and Buyer have executed and delivered this Agreement as of the date first set forth above.

SIGNATURE PAGES TO FOLLOW

SELLERS:

Drilling & Xtraction, L.P.

By:	/s/ Kelley J. Schubert
Name:	Kelley J. Schubert
Title:	President, Morris Flood General Partner, Inc. - general partner for Drilling & Xtraction, LP

Oloma Energy, LP

By:	/s/ Mary Mobley
Name:	Mary Mobley
Title:	Member of Cotter Minerals, L.L.C. as General Partner of Oloma Energy, L.P.

Westhoff Ranch, LP

By:	/s/ Kelley J. Schubert
Name:	Kelley J. Schubert
Title:	President, Morris Flood General Partner, Inc. - general partner for Westhoff Ranch, LP

Cookin With Gas, LP

By:	/s/ Kelley J. Schubert
Name:	Kelley J. Schubert
Title:	President, Schuvia Management, Inc. - general partner for Cookin’ With Gas, L.P.

JC 2 Under Par, LP

By:	/s/ Sandra J. Aycock
Name:	Sandra J. Aycock
Title:	President, Anglo Petroleum, Inc. General Partner of JC 2 Under Par, LP

McDowell Partners, LP

By:	/s/ Kelley J. Schubert
Name:	Kelley J. Schubert
Title:	President, Morris Flood General Partner, Inc. - general partner for McDowell Partners, LP

BUYER:

Whittier Energy Company

By:	/s/ Daniel Silverman
Name:	Daniel Silverman
Title:	Chief Operating Officer

EXHIBIT A

SUBJECT INTERESTS

Attached hereto and made a part of that certain Purchase and Sale Agreement between

Drilling & Xtraction, L.P., et al, as Sellers, and Whittier Energy Company, as Buyer

A-1

EXHIBIT B

WELLS AND INTERESTS

Attached hereto and made a part of that certain Purchase and Sale Agreement between Drilling & Xtraction, L.P., et al, as Sellers, and Whittier Energy Company, as Buyer

B-1

EXHIBIT C

ALLOCATED VALUES

Attached hereto and made a part of that certain Purchase and Sale Agreement between Drilling & Xtraction, L.P., et al, as Sellers, and Whittier EnergyCompany, as Buyer

C-1

EXHIBIT D

ASSIGNMENT AND BILL OF SALE

Attached hereto and made a part of that certain Purchase and Sale Agreement between
Drilling & Xtraction, L.P., et al, as Sellers, and Whittier Energy Company, as Buyer

THIS ASSIGNMENT AND BILL OF SALE (this “Assignment”), effective as of         a.m. on              , 200   (the “Effective Time”), is made by Drilling Xtraction, L.P., a Texas limited partnership, Oloma Energy, LP, a Louisiana limited partnership, Westhoff Ranch, LP, a Texas limited partnership, Cookin With Gas, LP, a Texas limited partnership, JC 2 Under Par, LP, a               limited partnership, and McDowell Partners, LP, a Texas limited partnership (collectively, the “Assignor”), to [name of business], a [identify type of entity; i.e., corporation] (the “Assignee”), whose address is                                 , [City], [State] [Zip Code].

ARTICLE I
Granting and Habendum

For Ten Dollars ($10.00) and other good and valuable consideration, the receipt, and sufficiency of which are hereby acknowledged, Assignor does hereby grant, bargain, sell, transfer, convey, set over, assign and deliver unto Assignee, its successors and assigns, effective for all purposes as of the Effective Time and subject to the matters set forth herein, an undivided 75% interest in the Assets, from the surface to a drill depth of 7,500 feet, and an undivided 18.75% interest in the Assets, from a drill depth below 7,500 feet. The term “Assets” shall mean all of Assignor’s right, title and interest in and to the following:

(a)           the leasehold estates in and to the oil, gas and mineral leases described or referred to in Exhibit A (the “Leases”) and any overriding royalty interests in and to the lands covered by the leases, assignments and other documents of title described or referred to in Exhibit A, all as more specifically described in Exhibit A (collectively, the “Subject Interests,” or singularly, a “Subject Interest”);

(b)           all rights incident to the Subject Interests, including, without limitation, (i) all rights with respect to the use and occupation of the surface of and the subsurface depths under the Subject Interests; (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof, including all Hydrocarbon production after the Effective Time attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;

(c)           to the extent assignable or transferable, all easements, rights-of-way, surface leases, servitudes, permits, licenses, franchises and other estates or similar rights and privileges directly related to or used solely in connection with the Subject Interests (“Easements”), including, without limitation, the Easements described on Exhibit A;

(d)           to the extent assignable or transferable, all personal property, equipment, fixtures, inventory and improvements located on or used solely in connection with the Subject Interests and the Easements or with the production, treatment, sale, or disposal of oil, gas or other hydrocarbons (collectively, “Hydrocarbons”), byproducts or waste produced therefrom or attributable thereto, including, without limitation, all wells located on the lands covered by the Subject Interests or on lands with which the Subject Interest have been pooled, communitized or unitized (whether producing, shut in or abandoned, and whether for production, injection or disposal), including, without limitation, the wells described in Exhibit B to the Purchase Agreement described below, wellhead equipment, pumps, pumping units, flowlines, gathering systems, piping, tanks, buildings, treatment facilities, injection facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery (collectively, “Personal Property”);

(e)           to the extent assignable or transferable, all contracts, agreements and other arrangements that relate to the Subject Interests, the Leases or the Easements, including, without limitation, production sales contracts, farmout agreements, operating agreements, service agreements and similar agreements (collectively, the “Contracts”);

(f)            to the extent assignable or transferable, all books, records, files, muniments of title, reports and similar documents and materials, including, without limitation, lease records, well records, and division order records, well files, title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Assets), contracts and contract files, and correspondence, that relate to the foregoing interests in the possession of, and maintained by, Assignor (collectively, the “Records”); and

(g)           all geological and geophysical data relating to the Subject Interests, other than such data that is interpretive in nature or which cannot be transferred without the consent of or payment to any Third Party. For purposes hereof “Third Party” means any person or entity, governmental or otherwise, other than Assignor or Assignee, and their respective affiliates; the term includes, but is not limited to, working interest owners, royalty owners, lease operators, landowners, service contractors and governmental agencies.

(h)           NOTWITHSTANDING THE FOREGOING, the Assets shall not include, and there is excepted, reserved and excluded from the assignment contemplated hereby (collectively, the “Excluded Assets”): (i) all trade credits and all accounts, instruments and general intangibles (as such terms are defined in the Texas Uniform Commercial Code) attributable to the Assets with respect to any period of time prior to the Effective Time; (ii) all claims and causes of action of Assignor (A) arising from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time, (B) arising under or with respect to any of the Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds), or (C) with respect to any of the other Excluded Assets; (iii) all rights and interests of Assignor (A) under any policy or agreement of insurance or indemnity, (B) under any bond, or (C) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time; (iv) all Hydrocarbons produced from or attributable to the Subject Interests with respect to all periods prior to the Effective Time, together with all proceeds from the sale of such Hydrocarbons; (v) all claims of Assignor for refunds of or loss carry forwards with respect to (A) ad valorem, severance, production or any other taxes attributable to any period prior to the Effective Time, (B) income or franchise taxes, or (C) any taxes attributable to the other Excluded Assets, and such other refunds, and rights thereto, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including refunds of amounts paid under any gas gathering or transportation agreement; (vi) all amounts due or payable to Assignor as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time; (vii) all proceeds, income or revenues (and any security or other deposits made) attributable to (A) the Assets for any period prior to the Effective Time, or (B) any other Excluded Assets; (viii) all vehicles, personal computers and associated peripherals and all radio, and telephone and other communication equipment; (ix) all of Assignor’s proprietary computer software, technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (x) all of Assignor’s rights and interests in geological and geophysical data which cannot be transferred without the consent of or payment to any Third Party; (xi) all documents and instruments of Assignor that may be protected by an attorney-client privilege; (xii) data and other information that cannot be disclosed or assigned to Assignee as a result of confidentiality or similar arrangements under agreements with persons unaffiliated with Assignor; (xiii) all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time or to any of the other Excluded Assets; (xiv) suspense accounts related to the Assets; and (xv) all corporate, partnership, income tax and financial records of Assignor.

TO HAVE AND TO HOLD the Assets, together with all and singular the rights, privileges, contracts and appurtenances, in any way appertaining or belonging thereto, unto Assignee, its successors and assigns, forever, subject to the matters set forth herein.

ARTICLE II
Special Warranty of Title and Disclaimers

Section 2.01 Special Warranty of Title. Sellers hereby agrees to warrant and defend title to the Assets solely unto Buyer against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Sellers, but not otherwise; subject, however, to the Permitted Encumbrances (as such term is defined in the Purchase Agreement described below) and the other matters set forth herein. In no event shall the foregoing warranty extend to or be enforceable by any party other than Buyer, specifically excluding Buyer’s successors and assigns in all or part of the Assets.

Section 2.02           Disclaimer. ASSIGNEE ACKNOWLEDGES THAT ASSIGNOR HAS NOT MADE, AND ASSIGNOR HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND ASSIGNEE HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS; (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO ASSIGNEE BY OR ON BEHALF OF ASSIGNOR; AND (c) THE ENVIRONMENTAL CONDITION OF THE ASSETS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS ASSIGNMENT, ASSIGNOR EXPRESSLY DISCLAIMS AND NEGATES, AND ASSIGNEE HEREBY WAIVES, AS TO PERSONAL

PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF ASSIGNEE AND ASSIGNOR THAT THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO ASSIGNEE, AND ASSIGNEE SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND ASSIGNEE REPRESENTS TO ASSIGNOR THAT ASSIGNEE HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS ASSIGNEE DEEMS APPROPRIATE. ASSIGNOR AND ASSIGNEE AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

ARTICLE III
Miscellaneous

Section 3.01 Construction. The captions in this Assignment are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Assignment. Assignor and Assignee acknowledge that they have participated jointly in the negotiation and drafting of this Assignment and as such they agree that if an ambiguity or question of intent or interpretation arises hereunder, this Assignment shall not be construed more strictly against one party than another on the grounds of authorship.

Section 3.02 No Third Party Beneficiaries. Nothing in this Assignment shall provide any benefit to any Third Party or entitle any thirty party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties hereto that this Assignment shall otherwise not be construed as a Third Party beneficiary contract.

Section 3.03 Assignment. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 3.04 Governing Law. This Assignment, other documents delivered pursuant hereto and the legal relations between the parties hereto shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.

Section 3.05 Counterpart Execution. This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each party that executes the same whether or not all of such parties execute the same counterpart. If counterparts of this

Assignment are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Assignment, but each counterpart shall be considered an original.

Section 3.06 Recording. To facilitate the recording or filing of this Assignment, the counterpart to be recorded in a given county may contain only that portion of the exhibits that describes Assets located in that county. In addition to filing this Assignment, the parties hereto shall execute and file with the appropriate authorities, whether federal, state or local, all forms or instruments required by applicable law to effectuate the conveyance contemplated hereby. Said instruments shall be deemed to contain all of the exceptions, reservations, rights, titles and privileges set forth herein as fully as though the same were set forth in each such instrument. The interests conveyed by such separate assignments are the same, and not in addition to the Assets conveyed herein.

Section 3.07 Purchase Agreement. This Assignment is subject to all of the terms and conditions of the Purchase and Sale Agreement dated                                , 2006 by and between Assignor and Assignee (the “Agreement”).

IN WITNESS WHEREOF, this Assignment is executed by the parties on the date of their respective acknowledgments below, but shall be effective for all purposes as of the Effective Time.

ASSIGNOR:

By:
Name
Title:

[ADD ADDITIONAL SELLERS PARTIES]

ASSIGNEE:

[Insert Acknowledgments]

EXHIBIT E

TRANSITION SERVICES AGREEMENT

Attached hereto and made a part of that certain Purchase and Sale Agreement between
Drilling & Xtraction, L.P., et al, as Sellers, and Whittier Energy Company, as Buyer

E-1